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                          SECURITIES AND EXCHANGE COMMISSION

                                    WASHINGTON, DC

                                      FORM N-8A

                             NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(A) OF THE
                            INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.   Name:     State Farm Life and Accident Assurance Company Variable Life
               Separate Account

B.   Address of Principal Business Office (No. & Street, City, State, Zip Code):

               One State Farm Plaza
               Bloomington, Illinois 61710-0001

C.   Telephone Number (including area code):

               (309) 766-0886

D.   Name and address of agent for service of process:

               Laura P. Sullivan
               Vice President-Counsel and Secretary
               State Farm Life and Accident Assurance Company
               One State Farm Plaza
               Bloomington, Illinois 61710-0001

     Copy to:

               Stephen E. Roth, Esq.
               Sutherland, Asbill & Brennan LLP
               1275 Pennsylvania Avenue, N.W.
               Washington, D.C.  20004-2415

E.   Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                    Yes  [X]       No   [ ]

          Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Bloomington, and State of Illinois this 21st, day of September, 1998.

(SEAL)              Signature:  State Farm Life and Accident Assurance Company
                                -----------------------------------------------
                                Variable Life Separate Account
                                -----------------------------------------------
                                                      (Name of Registrant)

                           By:  State Farm Life and Accident Assurance Company
                                -----------------------------------------------
                                (Name of Depositor)

ATTEST:                    By:  /s/ Darrell W. Beernink
                                ----------------------------------
/s/ Stephen L. Horton      Title:
------------------------          --------------------------------
(Name)                            Vice President and Actuary